EXHIBIT (a)(1)(P)

                                                               Press release

                                                               Date
                                                               March 28, 2002

                                                               Number
                                                               028pe

KPN REJECTS OFFER FOR ITS EUROWEB INTERNATIONAL
CORP. SHARES BY AMTEL; REMINDS INVESTORS THAT
KPN'S $2.70 OFFER FOR EUROWEB SHARES EXPIRES APRIL 4


The Hague, The Netherlands, March 28, 2002

Today Royal KPN N.V. (AEX: KPN, NYSE: KPN) rejected the offer from Peter E. Klenner of Amtel Hanges Internet Kommunikacio Magyarorszag Kft. to acquire KPN's interest in EuroWeb International Corp. (NASDAQ: EWEB) at a purchase price of $2.50 per share in cash. The details of this offer were disclosed by KPN in its revised tender offer statement filed with the SEC on March 20, 2002. This offer has been rejected by KPN because (1) its cash value is less than the $2.70 per share offered by KPN to acquire all the shares of EuroWeb, (2) there is no evidence that Amtel has the means to finance its offer, and (3) there is no evidence that the subsequent merger with EuroWeb contemplated by Mr. Klenner has been or would be approved by EuroWeb's board of directors.

Everest Acquisition Corp., a wholly owned subsidiary of KPN also reminds investors that its cash tender offer for all of the outstanding shares of common stock of EuroWeb International Corp. at $2.70 per share expires on April 4, 2002 at 5:00 p.m. New York City time. The offer price of $2.70 represents the maximum price Everest Acquisition Corp. is prepared to pay to acquire the publicly held shares through this tender offer.

Investors are urged to read Everest Acquisition Corp.'s tender offer documents filed with the SEC because they contain important information. Investors can obtain such documents free of charge at the SEC's website, www.sec.gov, or from D.F. King & Co. Inc., the Information Agent for the tender offer, at 77 Water Street, New York, NY 10005, telephone number +1-212-269-5550 (call collect) or +1-800-659-5550 (toll-free).